360 Funds 485BPOS

Exhibit 99.(o)(1)

360 Funds

SHAREHOLDER SERVICES PLAN

(As Adopted June 28, 2023)

This Shareholder Services Plan (the “Plan”) is adopted by 360 Funds (the “Trust”) on behalf of those series listed on Schedule A attached hereto and as may be amended from time to time (collectively the “Funds” and individually a “Fund”). A majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust (“Independent Trustees”), as defined in the Investment Company Act of 1940, as amended, including the rules and regulations promulgated thereunder (the “1940 Act”), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan and any amendments thereto.

WHEREAS, the Trust, a Delaware statutory trust, engages in business as an open-end management investment company and is registered as such under the 1940 Act; and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares (“Funds”), which may have multiple Classes (“Classes”); and

WHEREAS, the Board of Trustees (the “Board”) wishes to establish a Shareholder Services Plan for the Funds; and

NOW THEREFORE, the Trust hereby adopts this Shareholder Services Plan on the following terms and conditions:

1.            IMPLEMENTATION. Any officer of the Trust, or an authorized Transfer Agent, Distributor, or designee on its behalf, may execute and deliver, in the name of the Trust and on behalf of the Funds, a written Shareholder Services Agreement or other agreement containing such terms with certain financial institutions, broker-dealers, and other financial intermediaries (“Authorized Service Providers”) that are record owners of Fund Shares or that have a servicing relationship with the beneficial owners of Shares of the Funds. A form of such Shareholder Services Agreement is attached as Exhibit B.

2.            SHAREHOLDER SERVICES. Pursuant to the Shareholder Services Agreement, the Authorized Service Provider shall provide to those customers who own Fund Shares administrative support services, not primarily intended to result in the sale of Shares of the Funds, which activities include, but are not limited to the following:

a.                   Responding to customer inquiries of a general nature regarding the Funds;

b.                   Processing dividend and distribution payments from the Funds on behalf of customers;

c.                   Providing periodic statements to customers regarding their positions in Shares of the Funds or share equivalents;

d.                   Arranging for bank wire transfer of funds to or from a customer’s account;

e.                   Responding to customer inquiries and requests regarding Prospectuses, Statements of Additional Information, shareholder reports, notices, proxies and proxy statements, and other Fund documents;

f.                    Forwarding Prospectuses, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund Shares;

g.                   Providing sub-accounting with respect to the Shares beneficially owned by customers or otherwise assisting the Funds in establishing and maintaining shareholder accounts and records;

h.                   Aggregating and processing purchase, exchange and redemption requests from customers and placing net purchase, exchange and redemption orders for customers;

i.                    Assisting customers in changing account options, account designations and account addresses;

j.                    Rendering shareholder support services not otherwise provided by the Funds’ Transfer Agent; and

k.                   Providing such other similar services as the Trust may reasonably request to the extent the Authorized Service Provider is permitted to do so under applicable statutes, rules, or regulations.

3.             COMPENSATION. In consideration for such administrative support services, the Authorized Service Providers may be paid a fee, computed daily and paid periodically in the manner set forth in the respective Shareholder Services Agreements, at an annual rate not exceeding the amount set forth on Exhibit A of the average daily net assets of the Fund Shares attributable to each Class of Shares, respectively, owned of record or beneficially by the customers of the Authorized Service Provider. All expenses incurred by the Trust or the Funds with respect to the Plan shall be borne by the holders of the respective Fund's Shares.

4.             TERM AND TERMINATION.

a.                   Unless terminated as herein provided, the Plan shall continue in effect for one year from the effective date of the Plan, and shall continue in effect for successive annual periods, but only so long as each such continuance is specifically approved by votes of a majority of both; (i) the Board, and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval.

b.                   The Plan may be terminated at any time by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust. If the Plan is terminated, the Trust will not be required to make any payments for expenses incurred after the date of termination.

5.             AMENDMENT. The Plan may be amended at any time by the Board with respect to any Fund, provided that all material amendments to the Plan shall be approved by the Trust's Trustees in the manner provided for in Section 4.

6.             REPORTING. While the Plan is in effect, the Board shall be provided with a quarterly written report of the amounts expended pursuant to the Plan and the purposes for which the expenditures were made. The Board may also request that the Trust’s Adviser or any Service Provider under the Plan provide information sufficient to inform the board of the overall distribution and servicing arrangements of the Fund that may be necessary to evaluate the activities for which such payments are made.

7.             RECORDKEEPING. The Trust shall preserve copies of the Plan and any related agreements and reports made pursuant to it, for at least six years from the date of the Plan, the agreements, or such reports, with the first two years in an easily accessible place.

8.             SEVERABLE. The provisions of the Plan are severable for each Fund and each Class. Whenever the Plan provides for action to be taken with respect hereto such action must be taken separately for each Fund or Class affected thereby.

Adopted as of the first date written above.

360 Funds

/s/ Randall Linscott

Randall Linscott

President

360 Funds

Schedule A
to the
Shareholder Services Plan

Dated June 28, 2023

Fund Name	Share Class	Maximum Fee (annual rate expressed as a percentage of the average daily net assets of each Class of Shares)
M3Sixty Small Cap Growth Fund	Institutional	0.15%

360 Funds

Schedule B
to the
Shareholder Services Plan

Dated ________, 2023

SHAREHOLDER SERVICES AGREEMENT

This Shareholder Services Agreement (the “Agreement”) is made as of ___________, 20[_], by and between 360 Funds (the “Trust”), a Delaware statutory trust registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of those series listed on Addendum B attached hereto (each a “Fund” and collectively, the “Funds”), and [_____________________] (the “Authorized Service Provider”) solely for the purpose of providing administrative services, as provided below:

1.            Services. The Authorized Service Provider shall provide those shareholder services and/or account maintenance services listed on Addendum A attached hereto, to those individuals or entities with whom the Authorized Service Provider has a servicing or other relationship and who may directly or beneficially own Shares of the Fund. Schedule A may be amended from time to time by mutual agreement of the parties.

2.            Compensation.

a.                   The fee to be paid with respect to each Fund will be computed and paid monthly at an annual rate not to exceed 0.15% of the average daily net asset value of the Shares of the Fund for which services are rendered, provided that such Shares are beneficially owned of record at the close of business on the last business day of the payment period by shareholders with whom the Authorized Service Provider has a servicing relationship as indicated by the records maintained by the Trust or its transfer agent (the “Subject Shares”).

b.                   The Trust shall pay the Authorized Service Provider the total of the fees calculated for a Fund for any period with respect to which such calculations are made within [__ days] after the close of such period.

3.             Records and Reporting. The Authorized Service Provider shall furnish the Trust with such information as shall reasonably be requested by the Trustees with respect to the fees paid to the Authorized Service Provider pursuant to this Agreement.

4.             Limitations.

a.                   The parties acknowledge and agree that the services described in Section 1 above and listed in Schedule A are not primarily intended to result in the sale of shares of the Funds and are not the services of an underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act.

b.                   Neither the Authorized Service Provider nor any of its employees or agents are authorized to make any representation concerning Shares of the Fund except those contained in the then current Prospectus or Statement of Additional Information for the Fund, and the Authorized Service Provider shall have no authority to act as agent for the Fund outside the parameters of this Agreement.

5.             Termination. This Agreement may be terminated by either party at any time without payment of any penalty upon 60 days’ written notice.

6.             Amendments. This Agreement and any Schedule hereto may not be revised except by mutual written agreement between the parties. This Agreement may be revised only after 60 days’ written notice or upon such shorter notice as the parties may mutually agree.

7.             Notices.

All communications to the Fund should be sent to:

360 Funds

Attention: President

4300 Shawnee Mission Parkway

Suite 100

Fairway, Kansas 66205

Any notice to the Authorized Service Provider shall be sent to:

[Authorized Service Provider]

[Attention: __]

[Address]

All communications and any notices required hereunder shall be deemed to be duly given if mailed or faxed to the respective party at the address for such party specified above.

8.             Confidentiality. The parties to this Agreement mutually acknowledge that the Trust maintains and is subject to a Privacy Policy that restricts the disclosure of certain types of non-public information regarding the customers of the Fund and the parties agree to be bound by the restrictions imposed by such Privacy Policy.

9.             Indemnification.

a.                   The Trust agrees to indemnify and hold the Authorized Service Provider harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which the Authorized Service Provider may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Trust of any provision of this Agreement or the Trust’s negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

b.                   The Authorized Service Provider agrees to indemnify and hold the Trust harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which the Trust may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Authorized Service Provider of any provision of this Agreement or the Authorized Service Provider’s negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

10.           Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

11.          Limitation of Liability. This Agreement is executed by the Trust on behalf of its Trustees, acting in their capacity as trustees, but not individually or personally, under a Declaration of Trust filed at the office of the Secretary of State for Delaware and to all amendments thereto. The obligations are those of a Fund, not the Trustees, shareholders, or representatives in any personal capacity, and bind only the assets of the Fund. All persons dealing with any series of Shares of the Fund must look solely to the assets of the Fund belonging to such series for the enforcement of any claims against the Fund.

12.           Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

13.           Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.           Entire Agreement. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the ____ day of _______________, 20[_].

360 Funds on behalf of those series listed on Schedule B	[AUTHORIZED SERVICE PROVIDER]

By:	By:

Name:	Name:

Title:	Title:

360 Funds

Addendum A

To

Shareholder Services Agreement

Dated __, 20__

The types of shareholder services which may be compensated pursuant to the Agreement include, but are not necessarily limited to, the following:

(a)	Responding to customer inquiries of a general nature regarding the Funds;

(b)	Processing dividend and distribution payments from the Funds on behalf of customers;

(c)	Providing periodic statements to customers regarding their positions in Shares of the Funds or share equivalents;

(d)	Arranging for bank wire transfer of funds to or from a customer’s account;

(e)	Responding to customer inquiries and requests regarding Prospectuses, Statements of Additional Information, shareholder reports, notices, proxies and proxy statements, and other Fund documents;

(f)	Forwarding Prospectuses, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund Shares;

(g)	Providing sub-accounting with respect to the Shares beneficially owned by customers or otherwise assisting the Funds in establishing and maintaining shareholder accounts and records;

(h)	Aggregating and processing purchase, exchange and redemption requests from customers and placing net purchase, exchange and redemption orders for customers;

(i)	Assisting customers in changing account options, account designations and account addresses;

(j)	Rendering shareholder support services not otherwise provided by the Funds’ Transfer Agent; and

(k)	Providing such other similar services as the Trust may reasonably request to the extent the Authorized Service Provider is permitted to do so under applicable statutes, rules, or regulations.

360 Funds

Addendum B

To

Shareholder Services Agreement

Dated __, 20__

Fund Name

M3Sixty Small Cap Growth Fund